CERTAIN PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED BASED UPON A REQUEST FOR CONFIDENTIAL TREATMENT AND THE NON-PUBLIC INFORMATION HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.

Exhibit 10.1

Agency Agreement

This agreement ("Agreement") is entered into on this 10th day of March, 2012 (“the Effective Date”), between Fuel Doctor Holdings, Inc., located at 23961 Craftsman Road, #L, Calabasas, California 91302 (the “Company”),  IMPEX HOLDING CO LTD located at, Piyaplace Building 6th floor, Tower B, Room 6C 29/1 Soi Langsuan, Ploenchit Road, Lumpini Patumwan, Bangkok, 10330, Thailand (the “Agent”).

Whereas, the Company engages in manufacturing, marketing and distribution of a fuel saving component, which reduces the utilization of fuel known as “Fuel Doctor FD-47 and FD-65” (the “Product(s)”);

Whereas, the Agent is in the business of distribution and marketing of such product and represents to the Company that it has the experience, knowledge, know-how, marketing connections and ability to market and distribute the Products to potential clients in Italy, France, Spain, Greece and Poland (the “Territory”); and

Whereas, the Company desires to appoint the Agent as its exclusive representative for the purposes of marketing and distribution of the Product(s) in the Territory and Agent wishes to accept such appointment.  Therefore, in consideration of the following conditions set forth in this Agreement, the parties hereto agree to the following.

1.

Agency Grant

1.1.

Grant Of License. Subject to the terms and conditions set forth herein and for the duration thereof and in consideration of Agent’s agreement to pay the Company the fees and payments hereunder, the Company hereby grants the Agent and the Agent hereby accepts a right and license to sell, market, and distribute the Product in the Territory and to make use of the trademark “Fuel Doctor” (“Marks”).

1.2.

Reserved Rights. All rights not specifically granted to the Agent hereunder are reserved by the Company. Except as expressly provided hereunder in connection with the sales, marketing and distribution of the Product, the Company does not convey any Intellectual Property to the Agent hereunder. Without derogating from any of the foregoing and except as provided herein, the license granted to the Agent in this Agreement shall not enable the Agent to, and the Agent shall not: (i) attempt to discover, obtain, revise, modify or enhance the components of the Product, and not attempt to decompile, disassemble, or otherwise reverse engineer the Product or enable any third party to do the same; and (ii) sell, license (or sub-license), lease, assign, transfer, pledge, or share the rights pursuant to this Agreement with/to any third party.  Except as provided herein, this Agreement shall not be construed, defined, interpreted or understood as limiting or binding the Company, in any manner whatsoever, to promote, advertise, market, distribute, sell, lease or license the Product, itself and/or via the assistance of any third party. The Agent acknowledges that the Intellectual Property in connection with the Product is the property of the Company and the Agent has no rights, express or implied, in the foregoing except those expressly granted by this Agreement and the Product shall not be used by the Agent for any other purpose, including, without limiting the generality of the foregoing, for any commercial or business purposes.

1.3.

Exclusivity

1.3.1.

Subject to securing agreed minimum purchase orders as set forth in Appendix 1, the Agent will have an exclusive license to sell and market the Product in the Territory (for quantities see attached (Appendix 1). The agent must meet these minimum quantities in order to keep the exclusive distribution rights in the territory. The Company must produce and timely deliver the above quantities, in accordance with the provisions of this Agreement. In the event that the Agent shall meet the aforementioned minimum quantities, the Company agrees that any Product(s) orders or Product(s) inquiries that it may receive with respect to placements within the Territory shall be transmitted to Agent. The Company will not sell Products to anyone in the Territory, except as set forth herein.  A breach of this provision is considered material.

1.3.2.

For the avoidance of any doubt, the minimum quantities stated in section 1.3.1 above, are referring to units actually ordered by the Agent, in accordance with the terms and provisions of this Agreement.

1.3.3.

It is hereby agreed that in the event that the Agent shall secure purchase orders of the Product in a quantity that exceeds the mentioned above minimum quantities in a specific annum, than the minimum quantity demand in the next annum shall be reduced in a measure of the extra quantity (actual quantity – minimum quantity).

1.3.4.

In any event that the Company shall not be able to supply the quantities mentioned in this Agreement, it is agreed that the parties shall negotiate the effect of such capability in amicable manner.

1.3.5.

It is hereby agreed and declared that the Company shall have the right to terminate this Agreement with immediate effect, in any event that the Agent fails to meet with the stated minimum quantities.

1.4.

Termination. This Agreement may be terminated by the Company in the event that the Agent has committed a material breach of any of its obligations hereunder that has not been cured within thirty (30) days after the Agent has received a written notice of such breach.

1.5.

Modifications to the Product. The Company reserves its right and discretion to discontinue developing, producing, licensing, or distributing the Product, and/or to modify and/or to make changes in the Product, at any time with sixty (60) days prior notice to Agent. It is hereby agreed and declared that any future development or improvement of the Product by the Company or any kind of knowledge in connection with the current applications of the Product shall be solely made and owned by the Company and the Agent shall not have any rights in such developments and/or knowledge. The Company shall keep the Agent reasonably advised of any improvements and modifications of the Product.

This provision shall be effective even if such developments and/or knowledge shall be achieved by using the Agent’s funding and even if such developments and/or knowledge shall be achieved during the period of this Agreement.

2.

Distribution & Marketing

2.1.

Cost of Distribution. All costs relating to selling, marketing, shipping and distribution of the Product, shall be solely borne by the Agent.

2.2.

Marketing Commitment. The Agent shall promote vigorously and aggressively the acquisition of the Product by end users. Notwithstanding the foregoing, any and all material, which the Agent intends to use for the purpose of promoting the Product, shall not contain information or statements, regarding the Product, differing from those contained in the Company's promotional materials and/or this Agreement, unless agreed upon by both the company and agent.

2.3.

Projected Sales Plan. The Agent shall submit to the Company by no later than October 1st of each year, a yearly sales plan (“Sales Plan”), detailing its forecast and estimate of expected annual and quarterly sales of the units of the Product for the coming year. The Agent shall take all necessary actions in order to execute the Sales Plan and fulfill the expectations contained thereto. All costs pertaining to the foregoing execution shall be solely borne by the Agent.

2.4.

Delivery & Acceptance. The Company shall deliver to the Agent no later than 30 days after receipt of the deposit called for in this Agreement at section 4.3, the units of the Product on a FOB. Any taxes, duties and levies will be borne solely by the Agent. If the Agent does not provide written rejection of any unit of the Product within sixty (60) days of the actual date of delivery by the Company to the Agent, the units shall be deemed accepted upon the expiry of the foregoing period. It is hereby agreed that title and risk of loss to the Products under this Agreement shall pass to Agent from the Company FOB upon delivery thereof to the carrier.

2.5.

Minimum Quantity Per Each Order Each and every purchase order made by the Agent, according to this Agreement shall not be less than 5,000 units of the Product (“Minimum quantity per order obligation”). Notwithstanding the aforesaid, it is hereby agreed that first purchase order made by the Agent shall not be subject to the Minimum quantity per order obligation.  With the exception of 1st test order totaling 3000 units.

2.6.

Sell Price Range to End Users It is hereby agreed that the sell price of each unit of the Product to the end users shall be retail price not less than $49.95 US Dollars and shall not exceed the amount of $89.00 US Dollars. It is hereby agreed that only for the purpose of selling units of the Product in the Fuel Doctor Europe website, (to be determined), the retail price of each unit shall not be less than the stated retail price and should be higher, $5-$10(TBD)  but shall not exceed the amount of $89.00 US Dollars for the FD-47 Product.  The FD-65 truck series price per unit shall be determined by Company.

2.7

Sales Report The Agent shall submit to the Company each and every quarter, a sales report, detailing the number of the units of Product that has been actually sold by the Agent to distributors and retailers in the previous quarter in each Country in the Territory. All costs pertaining to the foregoing execution shall be solely borne by the Agent.

3.

Support Services Obligations

The Agent shall have the sole responsibility to make available and provide to its   customers timely, professional and adequate support services in accordance with the highest professional standards prevailing in the industry.

4.

Ordering and Payment

4.1.

Purchase Orders. Purchase Orders of the Product shall be in writing and be subject to acceptance by the Company. Such orders shall set forth the quantities to be purchased and the delivery dates. The Company shall have ten (10) business days to accept or decline the purchase order. In the event the Company cannot meet the quantity or dates specified, it shall notify the Agent, and the parties shall in good faith negotiate a mutually satisfactory schedule. Each order issued hereunder shall be governed by the terms of this Agreement. It is agreed that once a purchase order is approved by the Company, the Agent may not cancel and/or modify it and is obligated to pay for such purchase order in full, unless otherwise agreed upon by the Company.

4.2.

Payments In consideration for the license granted to the Agent pursuant to Section 2 to this Agreement and for providing the Product, the Agent shall pay the Company fee in accordance with the following scale:

4.2.1.

[*] units in one order- $[*]USD NET per unit FOB Bangkok, Thailand or FOB LOS ANGELES (packaged in cardboard box with hanger, including [*] units in a counter top display (TBD) in [*] inner carton, and [*] inner cartons ( Total of [*]units) in [*] master.)

4.2.2.

Initial 1 time SET-UP   fee is waived for use of all existing marketing tools (website, packaging, specials, commercials etc.)

4.2.3.

50% deposit to be paid upon Purchase Order submission to Company. Balance of 50% to be paid prior to first shipment. With the exception of 1st test order totaling [*] units.

It is hereby agreed and declared that the mentioned above fees/costs shall be granted to the Agent for a period of 12 months, and thereafter the Company and Agent may mutually agree on any price modification. In the event that the parties fail to agree upon such price modifications, this Agreement shall be terminated with immediate effect.

For the avoidance of any doubt, the mentioned above fees are exclusive of any applicable taxes, duties, and levies of any kind whatsoever, however designated by any federal state or local governmental agency. In the event that the mentioned above fees are subject to withholding tax, that the fees shall increase in the proportion of the withholding tax, such that after such withholding, the Company shall receive stated above net of any withholding.

4.3.

Payments Terms 50% of Company’s consideration for each Purchase Order placed by the Agent shall be paid by the Agent no later than the date of the Company’s acceptance of such purchase order. Balance of payment on each Purchase Order placed by the Agent will be due and payable in full, prior to delivery of the Product to the Agent and subject to bill of lading which shall be submitted to the Agent by the Company prior to each delivery.

Company does not currently offer financing or terms to any Agent. If Agent cannot stay within payment terms of the master Distribution contract, Company can discuss 2 options: Option 1; Agent relinquishes its Agency agreement to become a commissioned sales agent in said territory for either Company or newly designated Agent, or Option 2; Company may try and reach an amicable payment arrangement after the 6 month preliminary period (subject to agreed upon terms).

4.4.

Failure to Pay. Any payment or part of a payment that is not paid by the Agent to the Company when due shall bear interest at the rate of 1.5% per month, and shall constitute sufficient cause for the Company to immediately suspend its performance hereunder and terminate the Agreement.

4.5.

Taxes and Expenses. Except as expressly provided in this Agreement, each party shall bear all its own taxes and expenses incurred in rendering performance.

5.

Intellectual Property Rights

5.1.

Definition “Intellectual Property” - means all intangible legal rights, titles and interests evidenced by or embodied in (i) any invention (whether patentable or un-patentable and whether or not reduced to practice), all improvements thereto, and all patent, patent applications and patent disclosures; (ii) any work of authorship, regardless of copyrightability, copyrightable works, all copyrights (including the droit morale rights); (iii) all trade secrets and Confidential Information; and (vi) any other similar rights, in each case on a worldwide basis.

_________________

[*] Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portion.

5.2.

Ownership of The Product. All Intellectual Property evidenced by or embodied in and/or related to the Marks and the Product and/or any derivative work thereof or invention relating thereto, shall be owned solely by the Company. The Company has not been determined to be infringing any patents or similar rights with respect to the Products. The Agent acknowledges that except for the right of use expressly provided hereunder in connection with the marketing and selling the Product or any units of the Product, the Company does not convey any Intellectual Property to the Agent hereunder, and that the Agent has not, does not, and shall not acquire any intellectual property rights with respect to the Product, and/or any invention relating thereto.

5.3.

The Agent’s Obligations. The Agent shall: (i) not attempt to obtain, receive, review, or otherwise use or have access to the Product (or any part thereof) by any means other than through delivery of the Product to the Agent by the Company; (ii) refrain from reverse engineering, disassembling or modifying the Product, or granting any other third party the right to do so; (iii) not engage, itself or through the assistance of any third party, directly or indirectly, in the research, development, manufacturing, marketing, distribution, sale, lease or licensing of any product which is or may constitute a derivative work of the Product (iv) not represent that it possesses any proprietary interest in the Product; and (v) not directly or indirectly, take any action to contest the Company’s Intellectual Property or infringe them in any way.

IT IS HEREBY AGREED AND DECLARED THAT ANY BREACH OF THIS SECTION 5 AND\OR ANY ATTEMPT MADE BY THE AGENT IN ORDER TO PURCHASE THE PRODUCT FROM THIRD PARTY, SHALL GRANT THE COMPANY THE RIGHT  TO RECEIVE FROM THE AGENT AGREED COMPENSATION IN THE SUM OF $20,000,000 (TWENTY MILLION) US DOLLARS.

5.4.

Notification. The Agent shall promptly notify the Company of Agent’s knowledge of (i) any claims, allegations, or notification that its marketing, licensing, support, or service of the Product may or will infringe the Intellectual Property of any third party; and (ii) any determination, discovery, or notification that any third party is or may be infringing the Intellectual Property of the Company. The Agent shall not take any legal action relating to the protection or defense of any Intellectual Property pertaining to the Product without the prior written approval of the Company. The Agent shall assist in the protection and defense of such Intellectual Property, however, all legal fees and costs pertaining to such protection and defense shall be borne by the Company.

6.

Confidential Information

6.1.

Definition “Confidential Information” means any data or information, not available to the general public, whether oral or written, treated as confidential that relates to the Product or the Company (or, if the Company is bound to protect the confidentiality of any other third party's information, such other third party's) past, present, or future research, development or business activities, including any unannounced product(s) and service(s), and including, but not limited to any information relating to services, developments, inventions, processes, plans, financial information, customer and supplier lists, forecasts, and projections.

6.2.

Confidential Information. Insofar as Confidential Information or any portion of it is disclosed in writing and is identified as “Proprietary” and/or “Confidential” by the Company it will be received and accepted by the Agent  as Confidential Information: (i) The Agent represents and warrants that it will hold Confidential Information in confidence and protect the Confidential Information to the same extent and by the same means it uses to protect the confidentiality of its own proprietary or confidential information that it does not wish to disclose; (ii) The Agent represents and warrants that it will restrict disclosure of Confidential Information solely to those of its employees, agents, attorneys and accountants with a need to know, and will advise those individuals to whom the Confidential Information is disclosed of their obligations under this Agreement with respect to the Confidential Information, except Confidential Information will be disclosed pursuant to a Court order or pursuant to Law; provided however, that in such an event, as soon as practical after receiving the order or requirement of a court, administrative agency or other governmental body, the Agent shall give the Company a written notice of such order or requirement and in any event such notice shall be prior to disclosure of such information. (iii) all Confidential Information made available hereunder, including copies thereof, shall be returned to the Company or shall be certified as destroyed at the request of the Company.

6.3.

Employee Agreement. The Agent shall obtain and maintain in effect written agreements with each of its employees, agents, attorneys and accountants who participate in any of the work being performed pursuant to this Agreement. Such agreements shall impose an obligation of confidence with respect to the Confidential Information enclosed by the Company.

7.

Non-Compete and Non-Solicitation

7.1.

Prohibited Activities. For the term of this Agreement, for consideration to enter into this Agreement and for a period of one (1) year thereafter, the Agent shall not, without the prior written authorization of the Company, whether directly or indirectly, as an employee, independent entity, consultant, shareholder or howsoever otherwise, engage in the research and/or development of any technology, product, system, and/or device which competes with the Product, or any part thereof, and/or which imitates and/or can serve as a substitute thereof. Notwithstanding the aforesaid, for the term of this Agreement and for the period of two (2) years thereafter, the Agent shall not, without the prior written authorization of the Company, whether directly or indirectly, as an employee, independent entity, consultant, shareholder or howsoever otherwise, sell or market or distribute any technology, product, system, and/or device which competes with the Product, or any part thereof, and/or which imitates and/or can serve as a substitute thereof worldwide which competes with or can serve as a substitute to the Product, or any part thereof and/or sell or market or distribute such technology. For the purpose of this Agreement, “Compete” shall mean any product, system, device which competes with the Product, or any part thereof, and/or which imitates and/or can serve as a substitute thereof.

7.2.

Non-Solicitation. The Agent hereby agrees that neither it nor any of its shareholders and\or affiliates, or any officers, employees or agents of it or its affiliates (each, a “Covered Person”) shall at any time during the term of this Agreement or for a period of one year thereafter, solicit the employment of, seek to employ or employ, or engage the services in any capacity of any individual who was employed by the Company at any time during the previous year or who rendered services to or for the benefit of the Agent or any affiliate thereof.  In addition and under the time periods set forth in this paragraph 7.2, no Covered Person shall induce or encourage any individual to leave the employ of the Company or to cease rendering services to or for the benefit of the Company.

7.3.

Restrictions - Fairness. The Agent acknowledges that the restrictions contained in Section 7.1 and 7.2 are fair and reasonably required to protect the interest of the Company pursuant to the terms and conditions contained herein, and that these restrictions will not deprive the Agent of an opportunity to earn a living or to produce a profit. The Agent acknowledges and agrees that the foregoing covenant not to compete and/or not to solicit the employees and/or consultants of the Company is part of the Company’s consideration under this Agreement and that any breach of the foregoing covenant will deprive the Company substantially of its consideration in an amount of injury that would be impossible or difficult to fully ascertain. The Company shall, therefore, be entitled to obtain an injunction restraining any violation, further violation or threatened violation of the covenant not to compete and/or not to solicit set forth above, in addition to any other remedies which the Company may pursue, as well as immediately cease any of Agent’s right of exclusivity, as stipulated in section 2.3 above.

7.4.

Severability. The period of time, geographical area and scope of restrictions on the Agent's activities are intended to be divisible, so that if any provision of such covenant not to compete and/or not to solicit is found invalid, that provision shall be automatically modified to the extent necessary to make it valid, rather than such provision being declared invalid or void for such reason.

8.

Warranty Disclaimer Limitation Of Liability And Product Return

8.1.

Customer Warranty The Company shall supply the Product in accordance with standards generally accepted in the manufacture of the units of the Products.   The Company warrants to customers that, for a period of one year from the date of shipment of any new Product, the Product will be free from defects in workmanship and material. Warranty service will be performed by the Company. This warranty is limited to repairing or replacing, at Company’s option, any Products or parts thereof that Company determines are covered by this warranty and are defective in workmanship or material.  In the event the Company determines that the Products are covered by this warranty, Company shall prepay international return shipping charges pertaining to this agent’s territory.  In all other instances, such charges shall be paid by customer.  This warranty does not extend to any Products that have been subjected (at Company’s discretion) to misuse, neglect, accident, or modification by anyone.  Agent shall inspect the Product promptly upon receipt thereof at the shipping destination and may reject any Product which fails in any significant respect to meet the quality expected of the Product based solely on Agent’s discretion.  Rejected goods shall be returned freight prepaid to Company within fourteen (14) days of rejection.  As promptly as possible, but not later than ten (10) days after receipt by Company of properly rejected goods, Company shall replace properly rejected Product.  The Company will prepay transportation charges back to the Agent and shall reimburse Agent for any costs of transportation incurred by Agent in connection with the return to Company of properly rejected Product.

8.2.

EXPRESS DISCLAIMER. THE COMPANY MAKES NO WARRANTIES OR REPRESENTATIONS AS TO THE PRODUCT, EXCEPT AS SET FORTH HEREIN.

8.3.

LIMITATION OF LIABILITY. THE LIABILITY OF THE COMPANY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE SUPPLY OF PROCUCT HEREUNDER, SHALL BE LIMITED TO THE LOWER BETWEEN $200,000 US DOLLAR (TWO HUNDRED THOUSAND US DOLLARS) AND THE ACTUAL AMOUNTS PAID BY THE AGENT TO THE COMPANY FOR THE UNITS OF THE PRODUCT IN THE PREVIOUS 12 MONTHS, GIVING RISE TO SUCH DAMAGES, AND SHALL IN NO EVENT INCLUDE LOSS OF PROFITS, COST OF PROCURING SUBSTITUTE GOODS OR SERVICES, OR ANY INCIDENTAL, INDIRECT OR CONSEQUENTIAL DAMAGES OF ANY KIND, EVEN IF THE COMPANY IS AWARE OF THE POSSIBILITY OF SUCH DAMAGES.

9.

Insurance.

During the term of this Agreement the Agent shall maintain an adequate insurance policy which is required by law in the Territory and which is sufficient to adequately protect against the risks associated with its ongoing business, including the risks which might possibly arise in connection with the transactions contemplated by this Agreement and provides that it cannot be terminated or cancelled without giving the Company thirty (30) days prior written notice. It is clarified and agreed that the coverage under such insurance policy shall not be less than $5,000,000 US Dollars (or whatever minimum product liability insurance is required). The Agent shall provide the Company with evidence of such insurance upon request and the policy shall name Company as an additional insured.  Prior to delivery of the Product, Agent shall provide to Company an insurance certification or declaration confirming the above insurance requirements are satisfied.

10.

Indemnification

10.1.

By The Company. The Company will defend (by counsel of its choice), indemnify and hold Agent harmless from and against any third party claims against Agent for any loss, damage, liability, or expense (including reasonable attorneys’ fees) sustained by it as result of a claim or allegation that the use of the Product, as licensed in this Agreement, infringes any Intellectual Property of any third party, as of the date hereof, provided that the Agent promptly notifies The Company in writing of the claim and Company has sole control of its defense and settlement; and receives reasonable assistance from the Agent in its defense and settlement. Upon notice of an alleged infringement, or upon the Company’s conclusion that such a claim is likely, the Company shall have the right, at its option, to obtain the right for the Agent to continue to exercise the rights granted under this Agreement, substitute other products with similar operating capabilities, or modify the Product so that it is no longer infringing. If none of the above options are reasonably available in the Company’s sole discretion, the Agent may terminate this Agreement and the Agent shall cease all infringing use or sale of the Product and shall return the Product and shall receive reimbursement from the Company of all amounts paid to the Company with respect thereto. Notwithstanding the foregoing, the Company shall have no liability under this Section 10.1 if the alleged infringement arises from (i) The Agent's or any End User's modification of the Product, or (ii) the combination of the Product with other equipment not provided by the Company, if such action would have been avoided but for such use or combination. The Agent shall, at its own expense, defend (by counsel selected by Company), or at the Agent’s option settle and hold the Company harmless from any action instituted against The Company resulting from any infringement claim based upon either of the foregoing.

10.2.

By The Agent. The Agent shall defend, indemnify and hold the Company, its Affiliates and their respective officers, directors, employees and agents harmless from and against any and all losses, demands, liabilities, costs and expenses (including reasonable attorney's fees and disbursements) incurred by or imposed upon any of them arising out of any and all governmental or private actions (or their insurers under rights of subrogation or otherwise)  that are related in any way to (i) the storage, use, transfer or sale including without limitation, the labeling, packaging, distribution, promotion and marketing of the units of the Product supplied by the Company to the Agent; (ii) any claim of failure by the Agent to comply with governmental requirements applicable to the Agent relating to the Product; or (iii) any negligent or willful act or omission by the Agent in connection with its performance of this Agreement or any breach by the Agent of any of its representations, warranties or covenants contained herein.

11.

Term and Termination

11.1.

Term.  The term of this agreement shall commence as of the Effective Date, and shall continue for (5) years unless terminated earlier ("Term").  The Agent shall have the option to extend the term for an additional 5 years provided that the agent is not then in a default of this Agreement.  To exercise the option, Agent must deliver written notice to Company no earlier than 180 days or later than 90 days prior to the Term expiration date and the option shall be based on satisfying  the quantity order requirements set forth in Appendix 2 and complying with the terms and conditions of this Agreement.

11.2.

Termination. This Agreement may be terminated (i) by either party in the event that the other party has committed a material breach of any of its obligations hereunder that has not been cured within thirty  (30) days after the breaching party has received a written notice thereof; (ii) by the Company, at its sole and absolute discretion (and with immediate effect as of the date the Company informs the Agent of its decision), in case of a change the ownership of the Agent or (iii) by mutual written agreement of the parties.

11.3.

Termination Upon Bankruptcy. Effective immediately and without any requirement of notice, either party may, at its option, terminate this Agreement and/or suspend its performance in the event that: (i) the other party files a petition in bankruptcy, files a petition seeking any reorganization, arrangement, composition, or similar relief under any law regarding insolvency or relief for debtors, or makes an assignment for the benefit of creditors; (ii) a receiver, trustee, or similar officer is appointed for the business or property of such party; (iii) any involuntary petition or proceeding under bankruptcy or insolvency laws is instituted against such party and not stayed, enjoined, or discharged within 60 days; or (iv) the other party adopts a resolution for discontinuance of its business or for dissolution.

11.4.

Consequences. Upon termination of this Agreement, the Agent shall cease all further promotion, marketing, and support of the Product. Without limiting the generality of the foregoing, the Agent shall cease all display, advertising, and use of all of the Company’s Marks. Upon termination of this Agreement: (i) the due date of all outstanding payments shall automatically be accelerated and all such payments shall become immediately due and payable; (ii) all orders or portions thereof remaining un-provided as of the effective date of termination maybe canceled by the Company, at its option; (iii) The Agent shall promptly return to the Company all plans, drawings and other tangible property representing the Company’s Confidential Information and/or Intellectual Property rights and/or any such tangible property representing the disclosed Confidential Information divulged by the Company to the Agent pursuant to this Agreement and all copies thereof; (iv) The Agent shall erase/delete any such Confidential Information held by it in electronic form, and shall confirm in writing to the Company that it has complied with its obligations under this paragraph; and (v) The Company shall have the right to repurchase of all the units of the Product in the Agent’s stock.

11.5.

Survival. Notwithstanding any termination of this Agreement, Sections 1.2 (Reserved Rights), 5 (Intellectual Property Rights), 6 (Confidential Information), 7 (Non-Compete and Non-Solicitation), 8.2 (Disclaimer), 8.3 (Limited Liability), 10 (Indemnification), 11.4 (Consequences), 11.5 (Survival), 11.6 (Limitation on Liability), 12.9 (Governing Law), and 12.13.(Notices) shall survive and continue to be in effect in accordance with their term.

11.6.

Limitation on Liability. Except as set forth herein, in the event of termination by either party in accordance with any of the provisions of this Agreement, neither party shall be liable to the other, because of such termination, for compensation, reimbursement or damages on account of the loss of prospective profits or anticipated sales or on account of expenditures, inventory, investments, leases or commitments in connection with the business or goodwill of the Company or the Agent.

12.

Miscellaneous

12.1.

Relationship Of Parties. In performing their respective services hereunder, the Agent and the Company shall operate as, and have the status of, independent contractors and shall not act as or be an employee of the other. Neither party shall have any right or authority or assume or create any obligations or make any representations or warranties on behalf of the other party, whether expressed or implied, or to bind the other party in any respect whatsoever.

12.2.

No Conflict. Each party represents and warrants, on a present and ongoing basis, to the other party that its commitments and the rights and privileges granted herein do not conflict with any other agreement or legal obligation.

12.3.

Assignment. The rights of the Agent under this Agreement are restricted solely to the Agent and cannot be assigned, transferred, subleased, sublicensed, encumbered, or subject to any security interest without the written authorization of the Company.

12.4.

Communication. All notices, requests, demands, and other communications under this Agreement shall be in writing and shall be deemed to have been duly given on the next business day following transmission by fax, email upon receipt (or refusal to receive) if hand delivered, or 3 business days after it is mailed by certified or registered mail postage prepaid, to the Parties at the following addresses, or at such other address as may be given in writing in the future by either Party to the other:

To the Company:   Fuel Doctor Holdings,Inc.

Name: Mark H. Soffa

Title:  President/CEO

Address:  23961 Craftsman Road #L, Calabasas, California. 91302

Phone:  818-224-5678 ext. 107

Facsimile: 818-224-3150

Email: mark@fueldoctorusa.com

To the Agent:  IMPEX HOLDING CO LTD

Name: Tzvika Hershko

Title:  Managing Director

Address: Piyaplace Building 6th floor, Tower B, Room 6C

29/1 Soi Langsuan, Ploenchit Road, Lumpini

Patumwan, Bangkok, 10330, Thai

Phone:  Tel: +66 2 6520156-8

Mobile: +66 818373733 or +66 838963334

Facsímile:  Fax : + 66 (0)2 -2548815

12.5.

Amendment. This Agreement may only be amended by an instrument in writing signed by each of the parties hereto.

12.6.

Waiver. Any waiver of any right or default hereunder shall be effective only if made in writing and in the instance given and shall not operate as or imply a waiver of any similar right or default on any subsequent occasion. No waiver by either party of any breach or series of breaches or defaults in performance by the other party, and no failure, refusal or neglect of either party to exercise any right, power or option given to it hereunder or to insist upon strict compliance with or performance of either party's obligations under this Agreement, shall constitute a waiver of the provisions of this Agreement with respect to any subsequent breach thereof or a waiver by either party of its right at any time thereafter to require exact and strict compliance with the provisions thereof.

12.7.

Severability. Any clause, provision, or portion of this Agreement found or ruled invalid, void, illegal or otherwise unenforceable under any law or by any court, arbitrator, or other proceeding, shall be amended to the extent required to render it valid, legal and enforceable, or deleted if no such amendment is feasible, and such amendment or deletion shall not affect the enforceability of the other provisions hereof.

12.8.

Remedies Cumulative. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

12.9.

Governing Law.  This Agreement shall be governed and construed under the laws of United States, State of California. Each party hereby submits to the jurisdiction of the courts in the United States, State of California.

12.10.

Headings. The headings and sub-headings contained in this Agreement are for convenience and reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

12.11.

Entire Agreement. The parties agree that this Agreement is the complete and exclusive statement of the agreement between the parties, which supersedes all prior agreements, oral or written, and all other communications between the parties relating to the subject matter of this Agreement.

12.12.

Compliance With Law. Agent and Company represent that each will comply with all applicable laws and regulations.

12.13.

Signatures. This Agreement may be executed in two or more counterparts, each which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective authorized representatives.

PLEASE SEE SIGNATURE PAGES AND ADDENDUMS BELOW

SIGNED at Calabasas, California on this the 10th day of March 2012

For: Fuel Doctor Holdings,Inc  OTCBB: FDOC

/s/ Mark Soffa

Signatory: Mark Soffa

Title: President and CEO

Authority:  Seal or Corporate Stamp

SIGNED at Bangkok, Thailand on this the 10th day of March 2012

For: MPEX HOLDING CO LTD

/s/ Tzvika Hershko

Signatory: Mr. Tzvika Hershko

Title: Managing Director

Authority:  Seal or Corporate Stamp

APPENDIX 1 and 2 (Next Page)

APPENDIX 1

Contract Year Ending:	Minimum Number of Units Requirement
First six months (04/01/2012-09/30/2012)	6,000
Second six months (10/01/2012-3/31/2013)	10,000
Second year (04/01/2013-3/31/2014)	70,000
Third year (04/01/2014-3/31/2015)	200,000
Fourth year (04/01/2015-3/31/2016)	400,000
Fifth year (04/01/2016-12/31/2017)	500,000

APPENDIX 2

Contract Year Ending:	Minimum Number of Units Requirement
Sixth year (04/01/2017-3/31/2018)	620,000
Seventh year (04/01/2018-3/31/2019)	760,000
Eighth year (04/01/2019-3/31/2020)	900,000
Ninth year (04/01/2020-3/31/2021)	810,000
Tenth year (04/01/2021-3/31/2022)	690,000